EXHIBIT 16.1

[Letterhead of Arthur Andersen & Co]

July 1, 2002

Office of the Chief Accountant
SECPS Letter File
Mail Stop 11-3
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated July 1, 2002 of Peak International Limited to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/    Arthur Andersen & Co

cc:	Mr. Jerry Mo, Chief Financial Officer, Peak International Limited